FirstEnergy Corp.                For Release:  December 17, 1998
76 South Main Street
Akron, Ohio 44308-1890

News Media Contact:
David C. Poeppelmeier
(330-3845813)

   MILD WEATHER WILL IMPACT FIRSTENERGY'S FOURTH QUARTER EARNINGS

          FirstEnergy Corp. today reported during a meeting with financial analysts in New York that the company's fourth quarter earnings would be adversely affected by lower heating-load sales brought on by unusually mild weather in the Midwest.

          "Based on our sales analysis, we are projecting that earnings per share in the fourth quarter could be reduced by as much as 15 to 20 cents below what earnings would be under normal weather conditions," said Willard R. Holland, chairman and chief executive officer of FirstEnergy.

          According to First Call, a research company that provides financial data to the investment community, the average of financial analysts' estimates for earnings is 60 cents per share of common stock for FirstEnergy in the fourth quarter and $2.14 per share for the year. For the nine-months ended September 30, 1998, the Company reported income before extraordinary charges was $346.7 million, or $1.54 per share.

    The number of heating degree-days accumulated during October and November were approximately nine percent below normal. A heating degree-day is a unit used in estimating quantities of fuel or power consumption, based on a daily ratio of consumption and the mean temperature below 65 degrees Fahrenheit.

          This announcement contains forward-looking statements which are subject to various uncertainties. Discussion of the factors that could cause actual earnings results to differ materially from FirstEnergy's forecasts and expectations is contained in the Company's filings with the Securities and Exchange Commission.

          FirstEnergy is a diversified energy services holding company headquartered in Akron, Ohio. Its four electric utility operating companies - Ohio Edison and its subsidiary, Pennsylvania Power Company, The Illuminating Company and Toledo Edison Company - comprise the nation's 12th largest investor-owned electric system serving 2.2 million customers within 13,200 square miles of northern and central Ohio and Western Pennsylvania.
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